Exhibit 10.1

EXECUTION VERSION

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of May 14, 2026 (this “Agreement”), is entered into by and among Biogen Inc., a Delaware corporation (the “Parent”), Apellis Pharmaceuticals, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent.

RECITALS

WHEREAS, the Parent, Aspen Purchaser Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (“Purchaser”), and the Company have entered into an Agreement and Plan of Merger dated as of March 31, 2026 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) the Parent has agreed to cause Purchaser to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, $0.0001 par value per share, of the Company (the “Company Common Stock”), and (b) following consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed that each outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.6(b) of the Merger Agreement and Dissenting Shares) will convert into the right to receive (i) the Cash Amount and (ii) one (1) contractual contingent value right as hereinafter described, and that certain Company Equity Awards and Company Warrants will convert into the right to receive the Cash Amount and contractual contingent value rights as hereinafter described, each of which the Parent has agreed to provide to the Company’s stockholders and such holders of Company Equity Awards and Company Warrants, as applicable; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Accounting Methodology” means the accounting methods, practices and procedures, including revenue recognition policies, used to prepare the consolidated financial statements (including, in each case, any notes thereto) contained in the Annual Report on Form 10-K filed by the Parent with respect to the applicable Calendar Year.

“Acting Holders” means, at the time of determination, Holders of at least thirty-two and a half percent (32.5%) of the outstanding CVRs, as set forth in the CVR Register at the time of determination.

“Annual Net Sales” means the net product revenue worldwide recognized by members of the Product Rights Group for a Calendar Year attributable to sales of the Product (excluding any sales to other members of the Product Rights Group), as determined in accordance with GAAP, consistent with the Accounting Methodology; provided that, notwithstanding anything to the contrary in this Agreement or the Accounting Methodology, Annual Net Sales shall not be decreased by any royalty payments, product or sales milestone payments or license payments, in each case, paid by any member of the Product Rights Group.

“Business” means the business and operations of the Company and its Subsidiaries in connection with the commercialization and exploitation of the Product, including such business and operations conducted as of the date of this Agreement and any and all rights to commercialize and exploit the Product held by the Company or any of its Subsidiaries as of the date of this Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in New York, New York.

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“Change of Control” means, with respect to a party, (a) a sale or other disposition of all or substantially all of the assets of such party, as applicable, on a consolidated basis (other than to any Subsidiary (direct or indirect) of such party), (b) a merger or consolidation involving such party in which it is not the surviving entity unless the stockholders of such party immediately prior to such transaction own or hold 50% or more of such surviving entity’s voting power immediately after such transaction and in substantially the same proportions as such stockholders owned or held immediately prior to such transaction or with substantially the same control or (c) any other transaction involving such party in which it is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction.

“Commercially Diligent Efforts” means the level of efforts of Parent and its Subsidiaries to operate the Business in the ordinary course of business and in a good-faith, diligent and sustained manner, without undue interruption, pause or delay, including a level of effort and expenditure of resources that is consistent with the level of efforts that a company of comparable size, nature and resources as those of the Parent would use to conduct the Business, including by maintaining an appropriate sales force/work force in the Business, with the Parent permitted to take into account the nature of efforts and cost required for the undertaking at stake and all factors reasonably deemed relevant to such operation, including the time and cost to commercialize the Product, product safety, regulatory requirements, the competitiveness of alternative third-party products, pricing, reimbursement, future revenue prospects, actual or reasonably anticipated profitability, potential third-party liability and litigation risk, and technical, commercial, legal, scientific and medical factors, in each case, based on then-existing and reasonably anticipated future conditions; provided, that such level of efforts and resources shall be determined without taking into account the fact of or the cost of any potential Milestone Payment Amounts payable in accordance with the terms of this Agreement. For the avoidance of doubt, “Commercially Diligent Efforts” does not mean that Parent guarantees that it will actually achieve a Milestone and a failure to achieve a Milestone may still be consistent with Commercially Diligent Efforts.

“Company Equity Awards” means Company RSU Awards and Company Stock Options.

“Company Guaranteed Obligations” has the meaning set forth in Section 6.12.

“Compound” means the compound known as APL-2 (pegcetacoplan) or any compstatin analogue or derivative of such compound.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Dispute Notice” has the meaning set forth in Section 4.6(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an initial Holder in respect of Company Equity Awards pursuant to Section 2.9 of the Merger Agreement.

“Funds” has the meaning set forth in Section 2.6.

“GAAP” means United States generally accepted accounting principles.

“Holder” means a person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and the Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by the Parent and an independent public accounting firm selected by the Acting Holders.

“Milestone” means each of the Net Sales Milestone 1 and the Net Sales Milestone 2.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Amount” means (a) with respect to the Net Sales Milestone 1, the Net Sales Milestone 1 Payment Amount, if any, and (b) with respect to the Net Sales Milestone 2, the Net Sales Milestone 2 Payment Amount, if any.

“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Net Sales Milestone 1” means the first achievement of Annual Net Sales of at least $1,500,000,000 in the aggregate during any Calendar Year ending December 31, 2027, December 31, 2028, December 31, 2029 or December 31, 2030.

“Net Sales Milestone 1 Payment Amount” means $2 per CVR; provided, that such amount will be reduced (not to below zero) in respect of an Equity Award CVR issued in respect of a Company Stock Option with an exercise price that is equal to or greater than the Cash Amount by the excess, if any, of the exercise price per Share of such Company Stock Option over the Cash Amount.

“Net Sales Milestone 2” means the first achievement of Annual Net Sales of at least $2,000,000,000 in the aggregate during any Calendar Year ending December 31, 2027, December 31, 2028, December 31, 2029, December 31, 2030 or December 31, 2031.

“Net Sales Milestone 2 Payment Amount” means $2 per CVR; provided that if the Net Sales Milestone 1 is not met prior to December 31, 2030, then the Net Sales Milestone 2 Payment Amount if the Net Sales Milestone 2 is achieved during the Calendar Year ending December 31, 2031 shall instead be $4 per CVR; provided, that such amount will be reduced (not to below zero) in respect of an Equity Award CVR issued in respect of a Company Stock Option with an exercise price that is equal to or greater than the Cash Amount by the result of (a) the excess, if any, of the exercise price per Share of such Company Stock Option over the Cash Amount minus (b) the amount of any reduction made pursuant to the proviso in the definition of “Net Sales Milestone 1 Payment Amount”.

“Net Sales Statement” means, for an applicable Calendar Year, a written statement of the Parent, along with an Officer’s Certificate certifying the same, setting forth in reasonable detail the calculation of Annual Net Sales in the applicable Calendar Year, together with reasonable supporting documentation for such calculation.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: a Transfer of a CVR (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the Holder upon the death of the Holder; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) by operation of law (including by consolidation or merger of the Holder) or without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity (provided that such dissolution, liquidation or termination does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); (e) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner; (f) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (g) as provided in Section 2.7.

“Product” means any product in any form, formulation, or presentation containing, incorporating, consisting of, or comprising a Compound as an active ingredient that is (a) formulated, approved, or marketed for diseases that have, as their primary association, an association to the eye and (b) not administered or co-administered systemically, including, for clarity, SYFOVRE® (pegcetacoplan injection) and any line extensions, alternative formulations, reformulations and extensions thereof. For the avoidance of doubt, the term “Product” does not include any drug that may be co-administered with a Compound.

“Product Rights Group” means the Parent, its Subsidiaries (including the Company and its Subsidiaries), and any direct or indirect licensee or transferee of the Parent or its Subsidiaries (including the Company and its Subsidiaries).

“Qualified Buyer” means (a) any third party acquirer or successor of all or substantially all of the assets of the Parent or the Company and their respective Subsidiaries in connection with a Change of Control or (b) any third party that has net assets (determined by reference to the most recent audited or unaudited balance sheet) or public company market capitalization of at least $4,000,000,000 (taking into account the net assets or public company market capitalization of the company or companies so acquired in connection with such transaction).

“Review Request Period” has the meaning set forth in Section 4.6(b).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sale of the Business” means any transaction or series of related transactions (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or a majority of the Business is sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than the Parent or any of its Subsidiaries.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2 Rules of Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” the word “or” shall be disjunctive but not exclusive and have the same meaning as “and/or;” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any contract, other agreement, document or instrument (excluding this Agreement) mean such contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVR. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner disposed of or Transferred, in whole or in part, other than through a Permitted Transfer. The foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance, disposition or Transfer of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided. The CVR Register will (i) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, reflect one position for Cede & Co (as nominee of DTC) representing all the shares of Company Common Stock that were converted into the right to receive the Cash Amount in accordance with the terms of the Merger Agreement, (ii) with respect to (A) holders of Company Common Stock that hold such Company Common Stock in certificated form immediately prior to the Effective Time that were converted into the right to receive the Cash Amount in accordance with the terms of the Merger Agreement, upon delivery to the Rights Agent (or Paying Agent, as applicable) by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Rights Agent (or Paying Agent, as applicable), in accordance with the Merger Agreement, (B) holders of Company Common Stock who hold such Company Common Stock in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, (C) holders of Company Equity Awards who are entitled to receive CVRs pursuant to the terms of the Merger Agreement, and (D) holders of Company Warrants who are entitled to receive CVRs pursuant to the terms of the Merger Agreement, in each case of clauses (A), (B), (C) and (D), reflect the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i), (ii)(A) and (ii)(B), holders of shares cancelled in accordance with Section 2.6(b) of the Merger Agreement and Dissenting Shares). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below with respect to CVRs held through DTC, the Rights Agent will accomplish the payment in respect of such CVRs by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to the Holders of such CVRs.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register and notify such

Holder of the same. No service charge shall be made for any registration of Transfer of a CVR, but the Rights Agent may require payment by a Holder to the applicable Governmental Entity of a sum sufficient to cover any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of the Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If any Milestone is achieved, then, in each case, on or prior to the date that is thirty (30) Business Days following the achievement of such Milestone, Parent shall (i) deliver to the Rights Agent a written notice (each, a “Milestone Notice”) indicating that the corresponding Milestone was achieved and the corresponding Milestone Payment Amount due, along with an Officer’s Certificate certifying the same, which Milestone Notice shall include the Net Sales Statement for the applicable Calendar Year and (ii) duly deposit or cause to be deposited with the Rights Agent, within three (3) Business Days of the delivery of the Milestone Notice, cash by wire transfer of immediately available funds to an account specified by the Rights Agent (or to the Company or its or the Parent’s applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its or the Parent’s applicable Affiliate’s payroll system), equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders in accordance with the terms of this Agreement (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below). Such amounts shall be considered paid if on such date the Rights Agent (or the Company or its or the Parent’s applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its or the Parent’s applicable Affiliate’s payroll system) has received in accordance with this Agreement money sufficient to pay all Milestone Payment Amounts in respect of such Milestone then due in accordance with the terms hereof.

(b) The Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of a Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice (such date on which the Rights Agent sends such copy, a “Milestone Payment Date”). At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders (subject to any amounts deducted or withheld pursuant to

Section 2.4(d) below) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date or (ii) with respect to any Holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to any Milestone Payment Amount to Holders in respect of Equity Award CVRs that will be paid through the Company’s or its or the Parent’s applicable Affiliate’s payroll system.

(c) The Parent shall cause the applicable Milestone Payment Amount payable with respect to Equity Award CVRs (determined in accordance with Section 2.9 of the Merger Agreement) held by current or former employees of the Company or its Affiliates to be paid to the applicable Holder through the Surviving Corporation’s or its or the Parent’s applicable Affiliate’s payroll system or any successor payroll system no later than the second regular payroll date of such applicable payroll system following the later of (i) the applicable Milestone Payment Date and (ii) in the case of Equity Award CVRs in respect of Company Equity Awards that are unvested as of immediately prior to the Effective Time (and that do not vest by their terms as a result of the occurrence of the Effective Time), the applicable vesting date, but in any event no later than the date that is sixty (60) days following the later of the date on which the Milestone is achieved or the applicable vesting date, subject to Section 2.4(d) of this Agreement and Section 2.9 of the Merger Agreement. For clarity, no payment shall be made on an Equity Award CVR in respect of Company Equity Awards unless and until the Company Equity Award (or any assumed or converted award in respect of such Company Equity Award) has vested.

(d) Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, the Parent, the Surviving Corporation, the Rights Agent and any other applicable withholding agent (and their applicable Affiliates) shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax law, as may be determined by the Parent, the Surviving Corporation, the Rights Agent or any other applicable withholding agent (or their applicable Affiliates), as applicable. The Parent, the Surviving Corporation, the Rights Agent and any other applicable withholding agent (or their applicable Affiliates) shall reasonably cooperate in good faith with any Person (other than a Holder of Equity Award CVRs who is a current or former employee of the Company or its Affiliates) in respect of which such deduction or withholding is to be made to reduce or eliminate any such withholding prior to withholding any amounts payable to such Person. With respect to Holders of Equity Award CVRs who are current or former employees of the Company or its Affiliates, any such withholding may be made, or caused to be made, by the Parent through the Surviving Corporation’s (or any of the Parent’s applicable Affiliate’s) payroll systems. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and as soon as practicable after any payment of such taxes by the Parent, the Surviving Corporation or the Rights Agent

(or their applicable Affiliates), as applicable, the Parent shall deliver (or shall cause the Surviving Corporation, the Rights Agent or their or the Parent’s applicable Affiliates to deliver) to the Person (other than a Holder of Equity Award CVRs who is a current or former employee of the Company or its Affiliates) to whom such amounts would otherwise have been paid the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, a copy of the return reporting such payment, or other reasonably acceptable evidence of such payment. The parties intend that (i) each payment provided under this Agreement with respect to an Equity Award CVR is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations and (ii) each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. The parties intend to treat each Milestone as a valid performance condition and each respective Milestone Payment Amount as subject to a substantial risk of forfeiture as defined under Section 409A of the Code. None of the parties to this Agreement or any of their Affiliates nor any of their respective employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(e) Any portion of any Milestone Payment Amount that remains undistributed to the Holders one (1) year after an applicable Milestone Payment Date will be delivered by the Rights Agent to the Parent, upon demand, and any Holder will thereafter look only to the Parent for payment of the applicable Milestone Payment Amount, without interest.

(f) None of the Parent, the Company, the Rights Agent or any of their Affiliates will be liable to any Person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement. If, despite reasonable best efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid immediately prior to such date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Entity, such Milestone Payment Amount will, to the extent permitted by applicable legal requirements, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, the Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence.

(g) The Rights Agent shall be responsible for information reporting required under applicable legal requirements with respect to the CVRs (other than Equity Award CVRs held by current or former employees of the Company or its Affiliates), including reporting the Holder’s receipt of such CVRs and any Milestone Payment Amounts hereunder on Internal Revenue Service Form 1099-B or other applicable form. The Parent shall use reasonable best efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) Without limiting any rights of the Rights Agent or any of the Holders under this Agreement or with respect to the CVRs (including the right to payments thereunder pursuant to the terms of this Agreement), the CVRs will not represent any equity or ownership interest in the Parent or in any constituent company to the Merger or any of their respective Affiliates (including the Company). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amounts, if any, when and if due and payable in accordance with the terms hereof. A CVR shall not constitute a security of any Person.

(c) Neither the Parent or the Company nor any of their respective directors or officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for the Parent. The Funds shall not be used for any purpose other than to pay the Milestone Payment Amounts under this Agreement. The parties hereby acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, the Parent shall be treated as the owner of the Funds prior to the time they are distributed pursuant to this Agreement. The Rights Agent shall report with respect to income earned on the Funds to the IRS or other taxing authority as income of the Parent.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to the Parent or a person nominated in writing by the Parent (with written notice thereof from the Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit the Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration, and consummating any such acquisition and related Transfer, in each case in its sole discretion. Any CVRs acquired by the Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing. The Rights Agent shall be under no obligation to institute any action, suit or proceeding unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. In addition:

(a) in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence;

(g) the Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth in Schedule A attached to this Agreement and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from the Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; provided that, notwithstanding the foregoing or anything to the contrary set forth herein, Parent shall have no obligation to indemnify or pay the fees or expenses of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case, in connection with any claim, lawsuit or action initiated by the Rights Agent on behalf of itself or the Holders;

(h) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(i) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Parent has the right to remove Rights Agent at any time by a written notice specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Parent, by a written notice as soon as is reasonably possible will appoint a qualified successor Rights Agent that is a stock transfer agent of national reputation or, with the written approval of the Acting Holders, the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) The Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Parent.

(d) The Rights Agent will reasonably cooperate with the Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. The Parent will furnish or cause to be furnished to the Rights Agent in such form as the Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days of the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the CVR Register and list of initial Holders to the Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from the Parent or the Surviving Corporation’s transfer agent, as the case may be. Upon request of a Holder, the Rights Agent will make available to such Holder a list of the other Holders, the number of CVRs held by each Holder and the contact information maintained by the Rights Agent with respect to each Holder.

Section 4.2 Payment of Milestone Payment Amount. If a Milestone has been achieved in accordance with this Agreement, the Parent will promptly (on or prior to the date that is three (3) Business Days following the delivery of a Milestone Notice with respect to the applicable Milestone) deposit with (i) the Rights Agent the applicable Milestone Payment Amount for such Milestone for each Holder (other than in respect of Equity Award CVRs described in clause (ii)) in accordance with Section 2.4 and (ii) the Company or its or the Parent’s applicable

Affiliate, for payment to the Holders of Equity Award CVRs who are then current or former employees of the Company or its Affiliates, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder of an Equity Award CVR, in each case, prior to the Milestone Payment Date or applicable vesting dates in respect of such Milestone if such amount is payable in accordance with the terms of this Agreement. Each of the Net Sales Milestone 1 Payment Amount and the Net Sales Milestone 2 Payment Amount shall only be paid one time, if at all, subject to the achievement of the applicable Milestone (and, with respect to Equity Award CVRs, applicable vesting conditions) according to this Agreement, and the maximum aggregate potential amount payable under this Agreement shall be $4.00 per CVR, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof as further described in Section 2.4(d).

Section 4.3 Efforts; Operation of the Business. From the Closing Date through the earlier of (i) January 31, 2032, (ii) the payment to the Rights Agent of all Milestone Payment Amounts, if any, pursuant to Section 4.2 and (iii) the date of termination of this Agreement in accordance with Section 6.10:

(a) The Parent and the Company (and their respective successors and assigns) shall, and shall cause their respective Affiliates to, use Commercially Diligent Efforts to achieve each Milestone; provided that this clause (a) does not impose any obligation on Parent to actually achieve any Milestone;

(b) Neither the Parent or the Company (or their respective successors and assigns) nor any of their respective Affiliates shall take any action or fail to take any action with the purpose or intent, in whole or in part, of (i) avoiding or impeding the achievement of a Milestone or the obligation to pay any Milestone Payment Amount or (ii) reducing any Milestone Payment Amount;

(c) Neither the Parent or the Company (or their respective successors and assigns) nor any of their respective Affiliates shall effect any affiliate transaction between the Company, on the one hand, and the Parent or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, in contravention of this Section 4.3; and

(d) Notwithstanding anything herein to the contrary, but subject to the Parent’s obligations as set forth herein, including the obligation of the Parent, the Company and their respective Affiliates to use Commercially Diligent Efforts to achieve each Milestone as set forth herein, the Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to the Parent’s compliance with the terms of this Agreement, the Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of the Parent and its Affiliates and its and their equityholders.

Section 4.4 Books and Records. The Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

Section 4.5 Non-Use of Name. The Rights Agent shall not use the name, trademark, trade name or logo of the Parent, its Affiliates (including the Company), or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the Parent, other than (in the case of the name of the Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, the Parent or its Affiliates.

Section 4.6 Audits.

(a) If, as of December 31, 2027, December 31, 2028, December 31, 2029, December 31, 2030 or December 31, 2031, either of the Net Sales Milestone 1 or the Net Sales Milestone 2 has not been attained, then, within thirty (30) Business Days following such date, Parent shall deliver to the Rights Agent a written notice (an “Expiry Notice”) stating that such Milestone was not attained as of such applicable date and that the applicable Milestone Payment Amount is not payable hereunder to the Holders of such CVR as of such applicable date. The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of any Expiry Notice, send each Holder at its registered address a copy of such Expiry Notice.

(b) During the ninety (90) day period following the delivery of any Expiry Notice in accordance with Section 4.6(a), upon the reasonable written request of the Acting Holders, the Parent shall provide the Acting Holders with the Net Sales Statement for the applicable Calendar Year and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding the Net Sales Statement; provided that (x) such Acting Holders enter into customary confidentiality agreements reasonably satisfactory to the Parent with respect to the confidential information of the Parent or its Subsidiaries to be furnished pursuant to this Section 4.6 and (y) such confidential information or access shall not be required to be provided to the extent that such confidential information or access would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable law; provided, that the Parent and the Company shall use reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. The Acting Holders shall have the right to deliver to the Parent and the Rights Agent within ninety (90) days of the delivery of any Expiry Notice to the Holders (each period, a “Review Request Period”) a notice disputing any items set forth in the applicable Net Sales Statement delivered pursuant to this Section 4.6(b) once per Expiry Notice (such notice, a “Dispute Notice”), and thereafter the Acting Holders and the Parent shall, in good faith, try to resolve any items under dispute as set forth in the Dispute Notice. If the Acting Holders and the Parent fail to agree on the item(s) under dispute within fifteen (15) Business Days after the Acting Holders deliver the Dispute Notice to the Parent and the Rights Agent, the Parent and the Company shall permit, and shall cause their respective Affiliates to permit, the Independent Accountant to have access during normal business hours to the records of the Company and its Subsidiaries in respect of the

Business as may be reasonably necessary to verify the accuracy of the Net Sales Statement and shall furnish, and shall cause their respective Affiliates to furnish, to the Independent Accountant such access, records, work papers and other documents and information as the Independent Accountant may reasonably request and as may be reasonably necessary to audit the Net Sales Statement and the determination of whether the applicable Milestone was achieved (subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to the Parent and excluding information or access which would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable law; provided, that the Parent and the Company shall use reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided). The Independent Accountant shall be instructed to come to a final determination with respect to those items set forth in a Dispute Notice within thirty (30) days following the engagement of such Independent Accountant. The Independent Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination in accordance with the terms of this Agreement regarding the calculation of Annual Net Sales with respect to only those items set forth in the Dispute Notice that the parties disagree on and submit to it for resolution. All other items in the applicable Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The Independent Accountant shall disclose to the Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the applicable Net Sales Statement. The Independent Accountant shall provide the Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosures to the Acting Holders and shall provide the Acting Holders with a copy of all disclosures made to the Parent concurrently with each such disclosures to the Parent. The fees charged by the Independent Accountant shall be allocated to and borne by (i) Parent, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of the Acting Holders bears to the amount actually disputed by the Acting Holders, on the one hand, and (ii) the Acting Holders, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of Parent bears to the amount actually disputed by the Acting Holders, on the other.

(c) If the Independent Accountant concludes that a Milestone was achieved as of the applicable date in accordance with the terms hereof and the applicable Milestone Payment Amounts were not paid to the Rights Agent, the Parent shall pay or caused to be paid to the Rights Agent such applicable Milestone Payment Amounts within thirty (30) calendar days of the date the Independent Accountant delivers its final written report to the Acting Holders and the Parent. The decision of the Independent Accountant shall be final, conclusive and binding on the Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

(d) If, upon the expiration of a Review Request Period, the Acting Holders have not provided a Dispute Notice to the Parent and the Rights Agent in accordance with this Section 4.6, the calculations set forth in the applicable Net Sales Statement and the determination in the applicable Expiry Notice shall be final, binding and conclusive upon the Holders.

(e) Each person seeking to receive information from the Parent in connection with an audit pursuant to this Section 4.6 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Parent or any controlled Affiliate (including the Surviving Corporation) obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.7 Change of Control; Sale of the Business. Notwithstanding anything to the contrary in this Agreement, neither the Parent nor the Company, nor any of their respective Subsidiaries, may enter into an agreement providing for, or consummate a Change of Control or a Sale of the Business prior to the termination of this Agreement or the payment of all Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, without the prior written consent of the Acting Holders, unless either (at the Parent’s option) (x) the Person acquiring or succeeding to the Parent or the Company (if applicable pursuant to the structure of such Change of Control or Sale of the Business) in connection with such Change of Control or Sale of the Business (i) is a Qualified Buyer and (ii) assumes all of the Parent’s and the Company’s obligations, duties and covenants under this Agreement effective as of the effective time of such Change of Control or Sale of the Business, as applicable, and in an instrument supplemental hereto that is executed and delivered by such Person to the Rights Agent or (y) the Parent and the Company retain their obligations, duties and covenants under this Agreement following such Change of Control or Sale of the Business. Upon or prior to the consummation of any such Change of Control or Sale of the Business, the Parent or the Company will deliver a notice to the Rights Agent (and the Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of such notice, send each Holder at its registered address a copy of such notice) stating that such Change of Control or Sale of the Business, as applicable, complies with this Section 4.7. Upon consummation of a Change of Control or Sale of the Business in accordance with this Section 4.7 in which a Qualified Buyer assumes all of the Parent’s and the Company’s obligations, duties and covenants hereunder, neither the Parent nor any of its Affiliates shall have any further liability or obligation with respect to any Milestone Payment Amounts or otherwise hereunder, and the Parent and its Affiliates shall be fully relieved from any such obligations. If the Company is the Party that undergoes the Change of Control or is sold in a transaction that constitutes a Sale of the Business, and prior to such sale the Company has assumed all of the Parent’s obligations hereunder, the Parent and the Company shall be deemed to have complied with this Section 4.7 (pursuant to clause (x)).

Section 4.8 Intended Tax Treatment. Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest under applicable law (including Section 483 of the Code), the parties hereto agree to treat (a) the CVRs (other than any Equity Award CVRs, or CVRs otherwise received as compensation) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Company Common Stock pursuant to the Merger Agreement, (b) any Milestone Payment Amounts

received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs and (c) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation for or in respect of such Company Equity Awards, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Entity related to Taxes or for other Tax purposes except as otherwise required by applicable law. The Parent or the Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable law.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, the Parent, at any time and from time to time, may enter into one or more amendments hereto, solely to evidence the succession of another person to the Parent and the assumption by any such successor of the covenants of the Parent herein as provided in and in accordance with Section 6.3.

(b) Without the consent of any Holders, the Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person as a successor Rights Agent (in accordance with Section 3.3) and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of the Parent such further covenants, restrictions, conditions or provisions as the Parent and the Rights Agent will consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws; provided, that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(v) as may be necessary to ensure that the Parent complies with applicable law; provided, that, in each case, such amendments shall not adversely affect the interests of the Holders; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse in any respect to the interests of the Holders.

(c) Promptly after the execution by the Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of seventy-five percent (75%) of the outstanding CVRs:

(i) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this Agreement or the CVRs;

(ii) modify in a manner materially adverse to the Holders (A) the time for, and amount of, any payment to the made to the Holders pursuant to this Agreement or (B) the definition of any Milestone;

(iii) reduce the number of CVRs (for the avoidance of doubt other than as automatically set forth herein pursuant to Section 2.7); or

(iv) modify any provision of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by the Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and the Parent. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

If to the Rights Agent, to it at:

Equiniti Trust Company, LLC

[***]

[***]

Attention:   [***]

Email:     [***]

If to the Parent or to the Company, to it at:

Biogen Inc.

[***]

[***]

Attention:   [***]

Email:     [***]

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

[***]

[***]

Attention:   [***]; [***]; [***]

Email:     [***]; [***]; [***]

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) when delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto). Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication or document otherwise given in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) with respect to CVRs held through DTC if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or (ii) mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. The Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) one or more wholly-owned subsidiaries of the Parent but only for so long as any such entity remains a direct or indirect wholly-owned subsidiary of the Parent or (b) an acquiror in connection with a Change of Control of the Parent or a Sale of the Business in accordance with Section 4.7 of this Agreement (each such assignee in the preceding clauses (a) and (b), an “Assignee”); provided, that in the case of clause (a) and, only to the extent in accordance with clause (y) of Section 4.7, clause (b), the Parent remains jointly and severally liable. Any such Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Parent pursuant to this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parent’s successors. Any attempted assignment of this Agreement in violation of this Section 6.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without the Parent’s and the Acting Holders’ written consent.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any person (other than the Rights Agent, the Parent, the Parent’s successors and assignees and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, the Parent, the Parent’s successors and assignees and the Holders. The rights of Holders are limited to those expressly provided in this Agreement which shall be exercised only by the Acting Holders. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and the Parent, which notice, if given, shall be irrevocable, and the Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

Section 6.5 Limitations on Suits by Holders. No individual Holder or group of Holders shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, and such rights may only be exercised by the Acting Holders in accordance with, and subject to the limitations set forth in, this Agreement. Any action brought by the Acting Holders shall be subject to Section 6.6 and Section 6.9, the terms of which shall apply to such

Acting Holders, as applicable, and such action mutatis mutandis. The Acting Holders shall have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement. In any such action, the Acting Holders shall be deemed to represent all Holders. Amounts collected by the Acting Holders in any action in which the Acting Holders are deemed to represent all Holders shall be paid first to reimburse the legal fees and other reasonable costs and expenses incurred by the Acting Holders in connection with such action and the balance shall be distributed to all Holders. The Acting Holders, in acting pursuant to this Section 6.5 on behalf of all Holders, shall have no liability to any other Holders for any such actions.

Section 6.6 Governing Law. This Agreement, the CVRs and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 6.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.8 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.9 Jurisdiction; Waiver of Jury Trial.

(a) Each party hereto expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 6.1, such service to become effective ten (10) days after such mailing.

(b) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earliest to occur of (a) the complete payment in full of all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery to the Rights Agent of a written notice of termination duly executed by the Parent and Holders of seventy-five percent (75%) of the outstanding CVRs and (c) if (and only if) Parent has complied with its obligations under Section 4.6 in all material respects, June 30, 2032; provided that, in the case of the foregoing clause (c) if there is any pending Dispute Notice or ongoing action (whether in contract or in tort or otherwise) arising out of or relating to this Agreement properly brought hereunder by the Acting Holders prior to the termination hereof, this Agreement will not terminate until there is (i) in the case of a Dispute Notice, a final decision of the Independent Accountant pursuant to Section 4.6 or a settlement between the Parent and the Acting Holders and payment by the Parent to the Rights Agent of any applicable Milestone Payment Amounts determined by the Independent Accountant or such settlement, as applicable, to be payable to the Holders or (ii) in the case of such an ongoing action, a final non-appealable order on such action from a court of competent jurisdiction or a settlement between the Parent and the Acting Holders.

Section 6.11 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVR matters only and the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.12 Obligation of the Parent. The Parent shall cause the Company to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Company under this Agreement. The Parent and the Company shall be jointly and severally liable for the performance and satisfaction of each of their respective covenants, obligations and liabilities hereunder. As material inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company hereby irrevocably and unconditionally guarantees the due and punctual performance of all obligations of the Parent hereunder, including the Parent’s obligations under Section 2.4 and Section 4.2, in each case when, as and if due (collectively, the “Company Guaranteed Obligations”). To the fullest extent permitted by applicable law, the Company hereby expressly waives any and all rights and defenses arising by reason of any applicable laws other than any defenses available to the Parent. Without limiting the generality of the foregoing, the Company expressly waives: (i) notice of the acceptance by the Holders of this guarantee; (ii) notice of the non-performance of all or any of the Company Guaranteed Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Company Guaranteed Obligations (except notices required to be given hereunder); and (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against the Parent by the Holders which in any manner affects any of its rights to proceed against the Company, other than any claims or defenses available to the Parent. The Company agrees that this guaranty is one of payment, not merely of collection and not merely that of a surety, and that the Acting Holders shall not be required to pursue any right or remedy they may have against the Parent under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against the Parent in order to enforce this Section 6.12. For the avoidance of doubt, this Section 6.12 shall survive for so long as the obligations of the Parent hereunder are outstanding. Notwithstanding anything to the contrary in this Section 6.12, this Section 6.12 shall be enforceable only by the Acting Holders. Nothing set forth in this Section 6.12 shall expand the obligations of the Parent hereunder or the rights of the Acting Holders hereunder.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BIOGEN INC.

By:	/s/ Robin Kramer
Name: Robin Kramer
Title: Chief Financial Officer

APELLIS PHARMACEUTICALS, INC.

By:	/s/ Cedric Francois
Name: Cedric Francois
Title: President and Chief Executive Officer

EQUINITI TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: SVP

[Signature Page to CVR Agreement]

Schedule A